Exhibit 10.2

POWER SOLUTIONS INTERNATIONAL, INC.

NOTICE OF PHANTOM UNIT AWARD

[Date]

[Name]

[Address]

[Address]

Dear [Name]:

Power Solutions International, Inc., a Delaware Corporation (the “Company”), has granted to you an award (“Award”) of Phantom Units, each of which represents the right to receive an amount equal to the average Fair Market Value Per Share over the thirty (30) Trading Days immediately preceding the applicable Vesting Date, subject to the terms and conditions set forth in this Phantom Unit Award Notice of Grant (the “Notice”) and attached Phantom Unit Award Agreement (the “Phantom Unit Agreement”), and in the Company’s 2026 Phantom Unit Plan (the “Plan”). Capitalized terms used but not defined in this Notice of Phantom Unit Award shall have the meaning given to those terms in the Plan or the Phantom Unit Agreement.

Total Number of Phantom Units subject to the Award:	[ ]

Date of Grant: Expiration Date:	[_________, 20___] [_________, 20___]

Vesting Commencement Date:	[_________, 20___]

Vesting:	The Phantom Units will vest in installments as follows, so long as you provide continuous Service with the Company or its Affiliates through each applicable date: one-third (1/3) of the Phantom Units shall vest on the Vesting Commencement Date and on each of the first and second anniversaries of the Vesting Commencement Date (each, a “Vesting Date”) such that the Phantom Units will be 100% vested on the second (2nd) anniversary of the Vesting Commencement Date.

Accelerated Vesting:	Notwithstanding any other provision contained in this Notice or the Phantom Unit Agreement, the total Number of Phantom Units, to the extent then outstanding and unvested, shall become vested (i) upon the termination of your Service due to death or Disability, or (ii) immediately prior to, but conditioned upon, the occurrence of either (A) the consummation of a Change in Control in which the Company does not or the acquiror elects not to assume or continue in full force and effect the Company’s rights and obligations under the Phantom Units or substitute for all of the Phantom Units in connection with the Change in Control a substantially equivalent award with respect to the acquiror’s stock, provided that your Service has not terminated prior to the date of the Change in Control or (B) the cessation of your Service as a result of a Change in Control Termination where, in connection with such Change in Control, the Company or the acquiror has so assumed, continued or substituted for such outstanding unvested Phantom Units.

Settlement Date:	Settlement of Phantom Units refers to a payment in cash once a Phantom Unit is vested. If a Phantom Unit vests in satisfaction of the vesting requirements as described above, the Settlement Date with respect to such Phantom Unit shall be within sixty (60) days following the applicable Vesting Date. In no event will a Phantom Unit be settled later than March 15th following the end of the calendar year in which the Vesting Date applicable to that Phantom Unit occurs. Notwithstanding the foregoing, if you are a “specified employee” within the meaning of Section 409A of the Code as of the date of your separation from service, and any portion of the payment due under this Award constitutes “nonqualified deferred compensation” within the meaning of Section 409A that is payable on account of your separation from service, such payment shall not be made until the first business day of the seventh month following your separation from service (or, if earlier, the date of your death). Any payments that would otherwise have been made during this delay period shall be accumulated and paid in a lump sum on that date.

Settlement/Payment:	Upon the Settlement Date, the Company shall pay to you, in a lump sum cash payment, the average Fair Market Value Per Share over the thirty (30) Trading Days immediately preceding the applicable Vesting Date for each vested Phantom Unit, subject to applicable tax withholdings and the conditions set forth in the Phantom Unit Agreement. For avoidance of doubt, the Award shall be settled in cash only.

Forfeiture:

Unvested Phantom Units. If your Service terminates for any reason, all Phantom Units that have not vested as of the date of your termination of Service will automatically terminate and be forfeited without payment.

Vested Phantom Units—Termination for Cause. If your Service terminates for Cause, all Phantom Units that have vested but have not yet been settled as of the date of your termination of Service will automatically terminate and be forfeited without payment, and any Phantom Units that have been both vested and settled prior to your termination of Service shall not be forfeited, but remain subject to Section 10 (Clawback) of the Plan.

Vested Phantom Units—Termination Other Than for Cause. If your Service terminates for any reason other than for Cause, any Phantom Units that have vested as of the date of your termination of Service will be settled in accordance with the terms of this Notice and the Phantom Unit Agreement.

By signing below or otherwise accepting this award in a manner acceptable to the Company, you and the Company agree that these Phantom Units are granted under and governed by the terms and conditions of this Notice of Phantom Unit Award, the Plan and the Phantom Unit Agreement. You hereby acknowledge that the vesting of the Phantom Units pursuant to this Notice of Phantom Unit Award is conditioned on your providing continuous Service with the Company or its Affiliates through each applicable Vesting Date.

PSI Form of Phantom Unit Notice and Agreement	Page 2 of 7	3/4/2026

Sincerely,

Power Solutions International, Inc.

By:

Name:

Title:

I hereby accept the Award according to the terms and conditions set forth in this Notice of Phantom Unit Award, the Plan and the Phantom Unit Agreement.

Date:
Name: [Name]

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POWER SOLUTIONS INTERNATIONAL, INC.

PHANTOM UNIT AWARD AGREEMENT

1. Grant of Phantom Units.

(a) Grant. On the terms and conditions set forth in the Notice of Phantom Unit Award and this Phantom Unit Agreement, the Company grants to you on the Date of Grant the number of Phantom Units set forth in the Notice of Phantom Unit Award (the “Notice”).

(b) Consideration. No payment is required for the Phantom Units that have been granted to you.

(c) Plan and Defined Terms. Your Phantom Units are granted pursuant to the Plan, a copy of which you acknowledge having received. The provisions of the Plan are incorporated into this Phantom Unit Agreement by this reference. Capitalized terms not otherwise defined herein or in the Notice of Phantom Unit Award shall have the meanings set forth in the Plan.

2. Tax Obligations.

(a) Prior to any relevant taxable or tax withholding event, as applicable, you agree to make adequate arrangements satisfactory to the Company or, if different, your employer or the Affiliate to which you provide Service (the “Service Recipient”) to satisfy all Tax-Related Items in respect of the Award. In this regard, you authorize the Company and/or the Service Recipient, or their respective agents, at their discretion, to satisfy any applicable withholding obligations with regard to all Tax-Related Items by one or a combination of the following: (i) withholding from any amounts to be paid to you upon settlement of the Award; (ii) withholding from your wages or other cash compensation paid to you; (iii) requiring you to make a payment in a form acceptable to the Company; or (iv) any other method of withholding determined by the Company and, to the extent required by applicable law, approved by the Committee. The Company or the Service Recipient may withhold or account for Tax-Related Items by considering applicable statutory withholding amounts or other applicable withholding rates, including maximum rates, applicable in your jurisdiction(s).

(b) The Service Recipient (i) makes no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including, but not limited to, the grant, vesting or settlement of the Award, and the payment of consideration upon settlement of the Award; and (ii) does not commit to and is under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate your liability for Tax-Related Items or achieve a particular tax result. Further, if you are subject to tax in more than one jurisdiction, the Company or the Service Recipient (or former service recipient, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.

3. Vesting and Forfeiture. Phantom Units acquired pursuant to this Agreement shall vest as provided in the Notice. Phantom Units are subject to the forfeiture provisions set forth in the Notice.

4. No Rights As a Stockholder. Your Phantom Units represent only the Company’s unfunded and unsecured promise of payment on a future date under specified conditions. Your Phantom Units carry neither voting rights nor rights to cash dividends. You have no rights as a stockholder of the Company.

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5. Nature of Award.

(a) The Plan is established voluntarily by the Company, it is discretionary in nature and it may be modified, amended, suspended or terminated by the Company at any time, to the extent permitted by the Plan.

(b) Neither you, nor any person who might claim through you, shall have any rights or claims pursuant to this Award or under the Plan except in accordance with the provisions of the Plan and this Phantom Unit Agreement. The grant of an Award under the Plan shall not confer any rights upon you other than such terms, and subject to such conditions, as are specified in the Plan or as are expressly set forth in this Phantom Unit Agreement.

(c) The grant of the Phantom Units and your participation in the Plan shall not be interpreted as forming or amending a Service contract with the Company or the Service Recipient or restrict in any way the right of the Company and the Service Recipient to terminate your employment or Service at any time for any or no reason, with or without cause.

(d) This Phantom Unit Agreement is a contract between you and the Company and, therefore, the Phantom Units, and the income from and value of same, are not part of normal or expected compensation for purposes of, including but not limited to, calculating any severance, resignation, termination, redundancy, dismissal, end-of-service payments, bonuses, holiday pay, long-service awards, pension or retirement or welfare benefits or similar payments.

(e) The grant of this Award is exceptional, voluntary and occasional and shall not give you or any other person any right to be selected to participate in the Plan or to be granted this Award or any future Award, or benefits in lieu of Awards, even if Awards have been granted in the past. You acknowledge that Awards granted under the Plan need not be uniform as to all grants and recipients thereof. Further, all decisions with respect to future Phantom Units or other grants, if any, will be at the sole discretion of the Company.

(f) Neither the adoption of the Plan, the grant of the Award hereunder, nor anything contained herein shall (i) affect any other compensation or incentive plans or arrangements of the Company or the Service Recipient, or (ii) prevent or limit the right of the Company and the Service Recipient to establish any other forms of bonuses, incentives or compensation for any of their Service Providers.

(g) The Phantom Units, and the income from and value of same, are not intended to replace any pension rights or compensation.

(h) No claim or entitlement to compensation or damages shall arise from forfeiture of the Phantom Units resulting from the termination of your Service (for any reason whatsoever, whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are employed or the terms of your employment or service agreement, if any).

(i) Notwithstanding any other provision of the Phantom Unit Agreement or the Plan, your right or entitlement to vest in this Award shall only result from your continued Service with the Service Recipient and satisfaction of such other conditions as are specified in this Phantom Unit Agreement.

(j) Neither the Company, the Service Recipient nor any Affiliate shall be liable for any foreign exchange rate fluctuation between your local currency and the United States Dollar that may affect the value of the Phantom Units or of any amounts due to you pursuant to the settlement of the Phantom Units.

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6. Imposition of Other Requirements. The Company reserves the right to impose other requirements on your participation in the Plan and the Award, to the extent the Company determines it is necessary or advisable for legal or administrative reasons, and to require you to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.

7. Modifications and Waivers. No provision of this Phantom Unit Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by you and by an authorized officer of the Company. No waiver by either party of any breach of, or of compliance with, any condition or provision of this Phantom Unit Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

8. Entire Agreement. The Notice of Phantom Unit Award, this Phantom Unit Agreement and the Plan constitute the entire understanding between you and the Company regarding the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) that relate to the subject matter hereof.

9. Choice of Law. The Plan and this Phantom Unit Agreement shall be governed exclusively by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State. For purposes of any action, lawsuit or other proceedings brought to enforce this Agreement, relating to it, or arising from it, the parties hereby submit to and consent to the sole and exclusive jurisdiction of state and federal courts located in the State of Delaware.

10. Severability. Whenever possible, each provision of this Phantom Unit Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Phantom Unit Agreement shall be held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Phantom Unit Agreement.

11. Successors and Assigns. Except as otherwise expressly provided to the contrary, the provisions of this Phantom Unit Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and be binding upon you and your legal representatives, heirs, legatees, distributees, assigns and transferees by operation of law, whether or not any such person has become a party to this Phantom Unit Agreement or has agreed in writing to join herein and to be bound by the terms, conditions and restrictions hereof.

12. Electronic Delivery and Acceptance. The Company may, in its sole discretion, decide to deliver any documents related to current or future participation in the Phantom Unit Agreement by electronic means. You hereby consent to receive such documents by electronic delivery and agree to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company.

13. Acknowledgements. In addition to the other terms, conditions and restrictions imposed on your Award and the Phantom Units issuable upon settlement pursuant to this Phantom Unit Agreement and the Plan, you expressly acknowledge being subject to the following provisions:

(a) Rights as a Holder of Equity. Under no circumstances will you have any rights to receive, or any rights as a holder of, any Shares, other equity or any interests in the Company or the Service Recipient by reason of receiving your Award.

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(b) Termination of Service. You understand and acknowledge that participation in the Plan ceases upon termination of your Service for any reason, except as may explicitly be provided otherwise in the Plan or this Phantom Unit Agreement. For purposes of the Phantom Units, your Service will be considered terminated as of the date the you are no longer actively providing Service to the Company or the Service Recipient (regardless of the reason for such termination and whether or not later found to be invalid or in breach of employment laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any), and unless otherwise expressly provided in this Phantom Unit Agreement or determined by the Company, your right to vest in the Phantom Units, if any, will terminate as of such date and will not be extended by any notice period (e.g., your period of Service will not include any contractual notice period or any period of “garden leave” or similar period mandated under employment laws in the jurisdiction where you are providing Service or the terms of your employment or service agreement, if any). The Committee shall have the exclusive discretion to determine when you are no longer actively providing Service for purposes of the Phantom Units (including whether you may still be considered to be providing Service while on a leave of absence).

(c) Authorization to Disclose. You hereby authorize and direct the Service Recipient to disclose to the Company or any subsidiary any information regarding your employment, the nature and amount of your compensation and the fact and conditions of your participation in the Plan, as the Service Recipient deems necessary or appropriate to facilitate the administration of the Plan.

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